Exhibit 23

Consent of Independent Registered Public Accounting Firm

Shawnlee Construction LLC 401(k) Plan
Plainville, Massachusetts

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (333-156596) of our report dated June 11, 2013, relating to the financial statements and supplemental schedule of Shawnlee Construction LLC 401(k) Plan which appear in this Form 11-K for the year ended December 31, 2012.

/s/BDO USA, LLP

Grand Rapids, Michigan
June 11, 2013